Exhibit 2(a)

                            ASSET PURCHASE AGREEMENT

            This ASSET PURCHASE AGREEMENT is made and entered into as of this 14th day of May, 2003 (the "Signing Date"), by and between Plexus Vaccine Inc., a California corporation ("Seller"), and SIGA Technologies, Inc., a Delaware corporation ("Buyer").

                                    RECITALS

            A. Seller is a company engaged in the research, development and design of vaccine products for human and veterinary markets (the "Business").

            B. Seller desires to sell and assign to Buyer, and Buyer desires to purchase and assume from Seller, certain assets, rights and obligations related to the Business on the terms and subject to the conditions set forth in this Agreement (the "Acquisition").

            C. Seller and Buyer mutually desire that the Acquisition constitute a reorganization within the meaning of Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "Code"), pursuant to which Seller sells substantially all of its assets to Buyer in exchange for the Shares (as defined herein) and Buyer's assumption of the Assumed Liabilities (as defined herein), and then Seller promptly dissolves and distributes the Shares to Seller's stockholders.

            D. The parties are signing and entering into this Agreement as of the Signing Date. The parties contemplate closing the transactions contemplated by this Agreement after the Signing Date, once all of the conditions set forth in Article VIII are satisfied.

            NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the parties, intending legally to be bound, agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

            As used in this Agreement, the following terms shall have the meanings set forth in this Article I:

            1.1 "Accounts Receivable" means all accounts receivable and notes receivable and other claims for money or other obligations due to Seller arising out of the Business.

            1.2 "Acquired Assets" means all of the assets, properties, including, without limitation, Intellectual Property, rights and claims of every kind and description of Seller used in the Business (other than the Excluded Assets), whether real or personal, tangible or intangible, vested or unvested, contingent or otherwise, wherever located and whether now existing or hereafter acquired, including, without limitation, all goodwill associated therewith, as the same


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

shall exist on the Closing Date, whether or not any of such assets, properties, rights or claims have any value for accounting purposes or are carried or reflected on or specifically referred to in Seller's books or financial statements, which are set forth on Schedule 1.2.

            1.3 "Acquisition" has the meaning assigned to it in the preamble.

            1.4 "Affiliate" means, with respect to a specified Person, any other Person which controls, is controlled by or is under common control with such specified Person. For purposes of the definition of Affiliate, the term "control" (including the terms "controls", "controlled by", and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

            1.5 "Agreement" means this Agreement and all Exhibits and Schedules attached hereto, as the same may be amended, supplemented or modified from time to time.

            1.6 "Assignment and Assumption Agreement" means the assignment and assumption agreement to be executed by Buyer and Seller at the Closing, substantially in the form attached hereto as Exhibit A.

            1.7 "Assumed Liabilities" means (i) the Leases, (ii) all obligations of Seller under any Purchased Contract, to the extent that any such obligations arise or accrue on or after the close of business on the Closing Date, and are consistent with the representations, warranties and agreements of Seller under this Agreement, (iii) all liabilities and obligations of Seller identified on
Schedule 1.7(iii), (iv) indebtedness of Seller in the aggregate amount of up to $100,000 evidenced by bridge notes, which are not convertible into equity securities of Seller, identified on Schedule 1.7(iv) and (v) all indebtedness of Seller evidenced by promissory notes dated March 27, 2003 and April 28, 2003 in favor of Buyer in the principal amount of $50,000 and $20,000, respectively. Under no circumstances (except as expressly stated in the immediately preceding sentence) shall the Assumed Liabilities include, without limitation, any debt, liability (whether absolute, accrued, contingent or otherwise), or other obligation of or owing by Seller (i) associated with or relating to any Excluded Liability, (ii) associated with or relating to any compensation or benefits of any director, officer, employee, former employee, independent contractor, agent, representative or other personnel of Seller or any Plans or (iii) associated with or relating to any Excluded Asset.

            1.8 "Balance Sheet" means the balance sheet of Seller, prepared in accordance with GAAP, as of December 31, 2002.

            1.9 "Bill of Sale" means the bill of sale and assignment to be executed by Seller at the Closing, substantially in the form attached hereto as Exhibit B.

            1.10 "Burgess Employment Agreement" means the employment agreement to be executed by Buyer and Susan Burgess at the Closing, substantially in the form attached hereto as Exhibit C.


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

            1.11 "Business" has the meaning assigned to it in the preamble.

            1.12 "Buyer" has the meaning assigned to it in the preamble.

            1.13 "Buyer Common Stock" means common stock, $.0001 par value per share, of Buyer.

            1.14 "Buyer Options" has the meaning assigned to it in Section 7.2.

            1.15 "Buyer Warrants" has the meaning assigned to it in Section 7.3.

            1.16 "Closing" has the meaning assigned to it in Section 3.2.

            1.17 "Closing Date" has the meaning assigned to it in Section 3.2.

            1.18 "COBRA" has the meaning assigned to it in Section 6.9(e).

            1.19 "Code" has the meaning assigned to it in the preamble.

            1.20 "Confidential Records" has the meaning assigned to it in
Section 7.8(b).

            1.21 "Contracts" has the meaning assigned to it in Section 4.12.

            1.22 "Copyright" means all copyrights in both published works and unpublished works, including training manuals, marketing and promotional materials, internal reports, business plans and any other expressions, mask works and software and videos, whether registered or unregistered, and all registrations or applications in connection therewith, whether owned, used, licensed or leased by Seller as licensee or licensor and that have been used or are used in or are material to the conduct of the Business as it is currently conducted or as proposed to be conducted.

            1.23 "Employees" has the meaning assigned to it in Section 6.9(a).

            1.24 "Environmental Laws" means any and all Laws and other requirements relating to the environment, natural resources, or public or employee health and safety.

            1.25 "Environmental Costs and Liabilities" means any and all losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, Liens, costs and expenses (including, without limitation, fees, disbursements and reasonable expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies and remediation activities) arising from or under any Environmental Law or order or contract with any governmental or regulatory authority or Person.

            1.26 "ERISA" has the meaning assigned to it in Section 4.17(c).

            1.27 "Excluded Assets" has the meaning assigned to it in Section
2.2.


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

            1.28 "Excluded Liabilities" means any and all debts, Taxes, claims, Losses, Plans, liabilities (whether absolute, accrued, contingent or otherwise), Liens and any other obligations of or owing by Seller other than the Assumed Liabilities. Without limiting the generality of the foregoing, "Excluded Liabilities" shall include those liabilities listed on Schedule 1.28.

            1.29 "Financial Statements" means the (i) balance sheet of the Business as of December 31, 2002, and (ii) statements of income, cash flow, and stockholders' equity of the Business for the year ended December 31, 2002, each of which have been prepared in accordance with GAAP and audited by PricewaterhouseCoopers LLP.

            1.30 "GAAP" means United States' generally accepted accounting principles, consistently applied.

            1.31 "Goodwill" means all goodwill associated with the name, assets, properties and rights of Seller in the Business.

            1.32 "Intellectual Property" means all Marks, Patents, Copyrights, Licensed Rights, Net Names and Trade Secrets, including, without limitation, those items identified on Schedules 4.14(b) through 4.14(h).

            1.33 "Interim Financial Statements" means (i) the balance sheet of the Business as of March 31, 2003 and (ii) the statements of income, cash flow, and stockholders' equity of the Business for the period ending on March 31, 2003.

            1.34 "Investor Questionnaire" means the investor questionnaire to be executed by each stockholder of Seller and delivered to Buyer at the Closing, substantially in the form attached hereto as Exhibit D.

            1.35 Reserved.

            1.36 "Law" means, with respect to any Person, any United States federal, state or local, and any foreign national, state or local, law, statute, common law, ordinance, code, rule, regulation, order, judgment or decree applicable to such Person.

            1.37 "Lease Assignment" means the assignment and assumption of subleases agreement to be executed by Buyer and Seller at the Closing, in the form attached as Exhibit F.

            1.38 "Leases" means (i) the sublease agreement dated as of November 1, 2001, between Cisco Systems, Inc. and Seller, relating to office space located at Rancho Bernardo Financial Plaza, 11770 Bernardo Plaza Court, Suite 375, San Diego, CA 92128, and (ii) the Month to Month Sublease, dated as of June 1, 2001, between QED Bioscience Inc. and Seller, relating to the laboratory space located at 11021 Via Frontera, Suite 203, San Diego, CA 92127.

            1.39 "Liabilities" means all liabilities and obligations, secured or unsecured, whether absolute, accrued, contingent or otherwise, whether known or unknown and whether or not due, including liabilities for Taxes.


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

            1.40 "Licensed Rights" has the meaning assigned to it in Section 4.14(c).

            1.41 "Lien" means, with respect to any asset of any Person, any mortgage, lien, pledge, charge, interest, condition, restriction, security interest, debt, Tax, claim, option, liability, obligation and/or encumbrance of any kind (whether matured or unmatured) in respect of such asset.

            1.42 "Losses" means any and all damages, claims, losses, Liabilities, Environmental Costs and Liabilities and expenses (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses).

            1.43 "Marks" means all trademarks, service marks, trade names, common law trademarks, business names (including, without limitation, "Plexus Vaccines"), Internet domain names, trade dress, slogans, and the goodwill associated therewith, and all registrations or applications therefor, whether owned, used, licensed or leased by Seller as licensee or licensor and that have been used or are used in or are material to the conduct of the Business as it is currently conducted or as proposed to be conducted.

            1.44 "Net Names" has the meaning assigned to it in Section 4.14(h).

            1.45 "Officer's Certificate" means the certificate of the president of Seller, substantially in the form attached hereto as Exhibit G.

            1.46 "Option Agreement" means each option agreement to be executed by Buyer in favor of each Seller Option Holder at the Closing, substantially in the form attached hereto as Exhibit H.

            1.47 "Patents" means all patents, patent applications and inventions and discoveries that may be patentable, whether owned, used, licensed or leased by Seller as licensee or licensor and that have been used or are used in or are material to the conduct of the Business as it is currently conducted or as proposed to be conducted.

            1.48 "Permit" has the meaning assigned to it in Section 4.23.

            1.49 "Permitted Liens" means (a) any lien for Taxes which are not yet due, or (b) any carrier's, warehouseman's, mechanic's, materialman's, repairman's, landlord's or similar statutory or inchoate lien incidental to the ordinary conduct of business which involves an obligation that is not past due.

            1.50 "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, governmental body or authority or any other entity.

            1.51 "Plans" has the meaning assigned to it in Section 4.17(a).

            1.52 "Providing Party" has the meaning assigned to it in Section
6.7.


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

            1.53 "Purchase Price" has the meaning assigned to it in Section 3.1(b).

            1.54 "Purchased Contracts" means all of the Contracts listed or described on Schedule 4.12(a) other than the Excluded Contracts.

            1.55 "Registration Rights Agreement" means the registration rights agreement to be executed by Buyer and Seller at the Closing, substantially in the form attached hereto as Exhibit I.

            1.56 "Related Documents" means, collectively, all agreements, instruments and other documents described herein or related hereto, including, without limitation, the Bill of Sale, the Assumption Agreement, the Secretary's Certificate, the Registration Rights Agreement and the Lease Assignment.

            1.57 "Related Person" has the meaning assigned to it in Section
4.22.

            1.58 "Requesting party" has the meaning assigned to it in Section
6.7.

            1.59 "Required Consents" has the meaning assigned to it in Section 4.4.

            1.60 "Secretary's Certificate" means the certificate of the secretary of Seller as to incumbency and other matters, substantially in the form attached hereto as Exhibit J.

            1.61 "Securities Act" means the Securities Act of 1933, as amended.

            1.62 "Seller" has the meaning assigned to it in the preamble.

            1.63 "Seller Common Stock" has the meaning assigned to it in Section 4.1(b).

            1.64 "Seller Option Holder" means each of the holders of record, as of the date of this Agreement, of options to purchase shares of Seller Common Stock, as set forth on Schedule 7.2.

            1.65 "Seller Warrant Holder" means each of the holders of record, as of the date of this Agreement, of warrants to purchase shares of Seller Common Stock, as set forth on Schedules 7.3A, 7.3B and 7.3C.

            1.66 "Shares" has the meaning assigned to it in Section 3.1(a).

            1.67 "Signing Date" has the meaning assigned to it in the introductory paragraph to this Agreement.

            1.68 "Tax Return" means any return, declaration, report, claim or refund or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.


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

            1.69 "Taxes" means all taxes, assessments, fees, levies and similar charges of any kind whatsoever imposed by any United States federal, state or local taxing authority or any foreign taxing authority, including, without limitation, interest, penalties and additions thereto.

            1.70 "Trade Secret" means all trade secrets, know-how, confidential information, lists of potential customers, technical information, proprietary information, technologies, processes and formulae, source code, algorithms, architecture, structure, display screens and development tools, data, plans, drawings and blue prints, whether tangible or intangible and whether or however stored, compiled, or memorialized physically, electronically, photographically, or otherwise, whether owned, used, licensed or leased by Seller as licensee or licensor and that have been used or are used in or are material to the conduct of the Business as it is currently conducted or as proposed to be conducted.

            1.71 "Transferred Employees" has the meaning assigned to it in
Section 6.9(a).

            1.72 "Warrant Agreement" means each warrant agreement to be executed by Buyer at the Closing in favor of the Seller Warrant Holders identified on
Schedule 7.3A and in Item 3 on Schedule 7.3C to receive the Buyer Warrants at the Closing, substantially in the form attached hereto as Exhibit K.

                                   ARTICLE II

                      PURCHASE AND SALE OF ACQUIRED ASSETS

            2.1 Purchase and Sale of Acquired Assets. Subject to and upon the terms set forth in this Agreement, effective upon the Closing, Seller shall transfer, convey, assign and deliver to Buyer, free and clear of all Liens other than the Assumed Liabilities, and Buyer shall purchase and accept from Seller, all of Seller's right, title and interest in, to and under the Acquired Assets.

                  At the Closing, Seller shall execute and deliver to Buyer the Bill of Sale, Assignment and Assumption Agreement, the Lease Assignment, and such other deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer as Buyer may request to vest in Buyer all the right, title and interest of Seller, in, to or under any or all of the Acquired Assets, free and clear of all Liens other than the Assumed Liabilities.

            2.2 Excluded Assets. The purchase of the Acquired Assets by Buyer and sale of the Acquired Assets by Seller contemplated by this Agreement shall not include any assets not identified on Schedule 1.2 and shall include, without limitation:

                  (a) cash, accounts receivable, notes receivable and bank accounts, solely to the extent necessary to satisfy the obligations or liabilities of Seller in connection with Seller's liquidation and dissolution in accordance with Section 6.2;

                  (b) corporate entity of Seller, and related corporate minute book, stock book, tax returns and records;


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

                  (c) insurance policies and proceeds therefrom, except to the extent that such proceeds are for an Acquired Asset or an Assumed Liability;

                  (d) the Permits identified on Schedule 4.23 as Permits which either will not be fully transferable by Seller to Buyer or will be terminated or become terminable as a result of the transactions contemplated hereby; and

                  (e) all claims, causes of action and choses in action to the extent (i) related to any Excluded Asset and necessary for Seller to get the benefit of such Excluded Asset or (ii) available as a defense, counterclaim, cross-claim, offset or third-party claim in connection with any Excluded Liability, to the extent necessary to reduce or eliminate such Excluded Liability.

Such assets shall be referred to as the "Excluded Assets" and shall not constitute part of the Acquired Assets for any purpose.

            2.3 Liabilities. Effective upon the Closing, the Acquired Assets shall be conveyed to Buyer free and clear of all Liens other than the Assumed Liabilities. The parties hereto acknowledge that Buyer is not and will not be a successor-in-interest to Seller and that Buyer will not assume any Lien or any liability of Seller whatsoever (whether absolute, accrued, contingent or otherwise) other than the Assumed Liabilities. Buyer will not be required to defend any suit or claim arising out of any act or omission of Seller. Effective upon the Closing, subject to the terms hereof, Buyer shall assume all of the Assumed Liabilities. All of the Excluded Liabilities shall be retained by and remain obligations of Seller.

                                  ARTICLE III

                      PURCHASE PRICE; CLOSING; TERMINATION

            3.1 Purchase Price. Buyer shall deliver to Seller at the Closing a stock certificate registered in Seller's name representing 1,950,000 shares of Buyer Common Stock (the "Shares").

            3.2 Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, Buyer shall assume and become responsible for all of the Assumed Liabilities at the Closing. Buyer will not assume or have any responsibility, however, with respect to any other obligation or liability of Seller not included within the definition of Assumed Liabilities.

            3.3 Closing. The consummation of the purchase and sale of the Acquired Assets (the "Closing") shall be held at 4:00 p.m. on the second business day following the satisfaction (or waiver by the party so entitled) of all of the conditions set forth in Article VIII or at such other date and time agreed to by the parties, at the offices of Kramer Levin Naftalis & Frankel LLP, 919 Third Avenue, New York, New York 10022. The date and time at which the Closing actually occurs is hereinafter referred to as the "Closing Date."

            3.4 Termination. This Agreement may be terminated:


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

                  (a) by written notice of Buyer or Seller delivered to the other party, if the Closing has not occurred by May 30, 2003; or

                  (b) by written notice of Buyer delivered to Seller, if Seller delivers to Buyer updated Schedules pursuant to Section 4.28 or Section 6.11 and any of such updated Schedules are not acceptable to Buyer, in Buyer's sole discretion.

In the event of termination of this Agreement by either Buyer or Seller as provided in this Agreement, this Agreement shall forthwith become void (except as set forth in this Section 3.4, in Section 7.8(b) and in Article X and Article XII, which shall survive the termination) and there shall be no liability on the part of Buyer or Seller except for any breach of any of their respective obligations under Section 7.8(b), Article X and Article XII. Notwithstanding the foregoing, no party hereto shall be relieved from liability for any material breach of this Agreement.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER

            Seller represents and warrants to and covenants and agrees with Buyer, subject to disclosures in the Schedules attached hereto, as follows:

            4.1 Organization; Qualification and Capital Structure.

                  (a) Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of California and has all requisite corporate power and authority to conduct the Business as presently conducted and to own and lease its properties and assets relating to the Business. Seller was incorporated in the State of California on April 27, 2001. Seller is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership or lease of property relating to the Business or the conduct of the Business requires such qualification.

                  (b) The authorized capital stock of Seller consists solely of eighty million (80,000,000) shares of common stock, no par value, of Seller ("Seller Common Stock") and twenty million (20,000,000) shares of preferred stock, no par value, of Seller. Seller has no outstanding shares of such preferred stock. Seller has only 2,744,000 shares of Seller Common Stock issued and outstanding. Except as set forth on Schedule 7.2 and Schedules 7.3A, 7.3B and 7.3C, there are no outstanding or authorized options, warrants, calls, rights, commitments, conversion rights or agreements of any character whatsoever to which Seller is a party, or by which Seller is bound, that could require Seller to issue, deliver, sell or otherwise transfer or offer to sell or otherwise transfer or cause to be issued, delivered, sold, transferred or offered for sale or transfer, any shares of capital stock of Seller or securities convertible into or exchangeable for shares of capital stock of Seller, or that could require Seller to grant, extend or enter into any such option, warrant, call, right, commitment, conversion right or agreement. There are no voting trusts or other agreements or understandings to which Seller is a party with


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

respect to the transfer, voting or registration of the capital stock of Seller. No shares of capital stock of Seller were issued in violation of any federal or state securities laws or in violation of the pre-emptive rights of any Person.

            4.2 Authorization. Seller has all requisite power and authority to execute and deliver this Agreement and the Related Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Related Documents to which Seller is a party have been duly authorized and approved by all necessary corporate proceedings on the part of Seller. This Agreement and the Related Documents to which Seller is a party have been duly executed and delivered by Seller and (assuming that this Agreement and the Related Documents to which Buyer is a party have been duly authorized, executed and delivered by Buyer) constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other laws of general applicability affecting the rights of creditors and by general equitable principles.

            4.3 No Violations or Conflicts. Neither the execution and delivery of, or performance under, this Agreement or the applicable Related Documents by Seller nor the consummation by Seller of the transactions contemplated by this Agreement or the applicable Related Documents does or will (i) violate any provision of Seller's organizational or governing documents, (ii) result in a violation or breach of, or constitute a default or an event of default under, any indenture, mortgage, bond, contract, license, lease, agreement, Permit, instrument or other obligation to which Seller is a party or by which any of its properties or any of the Acquired Assets is bound, (iii) violate any Law, writ, judgment, injunction or court decree to which Seller or its properties is subject, or (iv) result in the creation or imposition of any Lien on any Acquired Asset.

            4.4 Consents and Approvals. Except as set forth on Schedule 4.4 (collectively, the "Required Consents"), no consent, approval or authorization of, or declaration, filing or registration with, any United States federal, state or local governmental or regulatory agency or authority or any foreign national, state or local agency or authority or any other Person is required to be made or obtained by Seller in connection with the execution, delivery or performance of this Agreement or the applicable Related Documents by Seller. All of the Required Consents have been obtained prior to the Closing Date and are in full force and effect on such date.

            4.5 Financial Statements. Seller has previously delivered to Buyer unaudited drafts of the Financial Statements and the Interim Financial Statements, which Financial Statements are attached hereto as Schedule 4.5(a) and which Interim Financial Statements are attached hereto as Schedule 4.5(b). Prior to the Closing, the Financial Statements are to be audited, and the audited Financial Statements will be attached hereto as the final version of
Schedule 4.5(a). The Financial Statements, once audited, will have been prepared in accordance with GAAP and fairly present, in all material respects, the financial position and results of operations of Seller as of the dates and for the periods presented therein, applied on a consistent basis during the periods concerned except as otherwise noted therein. Prior to the Closing, the Financial Statements will be audited by PricewaterhouseCoopers LLP.


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

            4.6 Assets.

                  (a) Seller has good and marketable title to all of the Acquired Assets free and clear of any Lien other than Permitted Liens, excepting leased assets, as to which Seller has good and marketable title to the lease interest. The Balance Sheet (as of its date) and the applicable portions of this Agreement accurately and completely describe the Acquired Assets and the Assumed Liabilities. Upon consummation of the transactions contemplated hereby, Buyer will have acquired good and marketable title in and to, or, in the case of assets which are leased or licensed pursuant to Purchased Contracts, a valid leasehold interest or license in, each of the Acquired Assets, free and clear of all Liens other than the Assumed Liabilities. The tangible assets and properties included in the Acquired Assets, taken as a whole, are in good working order, reasonable wear and tear excepted and are reasonably suitable for the uses for which they are currently used.

                  (b) The Acquired Assets constitute all of the assets used in the Business, other than the Excluded Assets, and are sufficient for the continued conduct of the Business after the Closing Date in the same manner as conducted prior to the Closing Date. The Acquired Assets, taken as a whole, constitute all the properties and assets relating to or used or held for use in connection with the Business during the past twelve months (except cash disposed of, accounts receivable collected, prepaid expenses realized, contracts fully performed and properties or assets replaced by equivalent or superior properties or assets, in each case in the ordinary course of business or the Excluded Assets). There are no material assets or properties used primarily in the operation of the Business and owned by a third party that will not be leased or licensed to Buyer under current leases or license agreements.

            4.7 Intentionally Omitted.

            4.8 Undisclosed Liabilities; Solvency. Seller has no liabilities (whether absolute, accrued, contingent or otherwise), claims, obligations or other Liens relating to the Business, except as disclosed on the Balance Sheet,
Schedule 1.7(iii) or Schedule 4.8. Seller is not a party to any bankruptcy proceeding, whether voluntary or involuntary, actual or threatened, and has not made an assignment of its assets for the benefit of any creditor or otherwise. After the consummation of the transactions contemplated hereby, Seller will remain solvent.

            4.9 Absence of Certain Changes. Since the date of the Balance Sheet, Seller has conducted and operated the Business in the ordinary course consistent with past practice, and except as set forth in Schedule 4.9, there has not occurred any of the following:

                  (a) change, or any event or development involving a prospective change, in the condition (financial or otherwise), results of operations, assets, liabilities or reserves of the Business, except for changes which have not had and could not reasonably be expected to have, individually or in the aggregate, a material adverse effect;

                  (b) amendment or termination of, or default by Seller or, to Seller's knowledge, any other party, under any Contract or any destruction, damage or other loss to any of the material properties or assets of the Business, whether or not covered by insurance;

                  (c) sale, lease, or other disposition of any properties or assets related to the Business;

                  (d) purchase, lease or other acquisition of any properties or assets related to the Business or other capital expenditures related to the Business or with respect to the Acquired Assets other than in the ordinary course of business;

                  (e) increase in the compensation payable or to become payable to any of the employees or other personnel of Seller except for normal periodic increases in the ordinary course of business consistent with past practice to employees or personnel of Seller;

                  (f) entering into or amendment of any employment agreement (except in the ordinary course of business consistent with past practice and for employment agreements substantially similar to Seller's standard-form employment agreement);

                  (g) any material adverse change in its relations with any of the employees or other personnel of Seller, agents or clients of the Business;

                  (h) any (A) incurrence, assumption or guarantee by Seller of any debt for borrowed money; (B) issuance or sale of any securities convertible into or exchangeable for debt securities of Seller; or (C) issuance or sale of options or other rights to acquire from Seller, directly or indirectly, debt securities of Seller or any securities convertible into or exchangeable for any such debt securities;

                  (i) any creation or assumption by Seller of any mortgage, pledge, material security interest or lien or other encumbrance on any asset;

                  (j) any making of any loan, advance or capital contribution to or investment in any person other than travel loans or advances made in the ordinary course of business of Seller;

                  (k) any transfer or grant of any right to use, sell or license any of its Intellectual Property;

                  (l) change in accounting methods or principles or cost allocation procedures that affect the financial statements of the Business; or

                  (m) any agreement or commitment to take any action described in this Section 4.9.

            4.10 Conduct of Business. Since January 1, 2002, except as noted in
Schedule 4.9, Seller has conducted the operations and affairs only according to its ordinary and usual course of business, consistent with past practice. No part of the Business is or has been operated by any Person other than Seller since acquisition of the Business by Seller.

            4.11 Products; Customers. Seller is a development stage company engaged in the research, development and design of vaccine products for human and veterinary markets.

Seller has not commercialized any products, performed any services or solicited or had any customers or clients, other than for the research services performed pursuant to the Contracts.

            4.12 Contracts and Commitments. Schedule 4.12(a) sets forth a true, complete and correct list and description of all agreements, oral or written, to which, as of the Closing Date, Seller is a party or by which Seller is bound relating to the Business (collectively, the "Contracts"), other than any Contract that relates solely to an Excluded Asset. Except as set forth on
Schedule 4.12(b), Seller is not in default or breach of any of the Contracts and, to the best knowledge of Seller, no other party to any of the Contracts is in default or breach thereof. Seller has delivered to Buyer a true, complete and correct copy of each written Contract or a summary thereof if an oral Contract. Seller has not assigned, delegated or otherwise transferred any of its rights or obligations with respect to any Contract or any Acquired Asset.

            4.13 Litigation. There is no, and has been no, civil, criminal or administrative action, suit, claim, hearing, investigation or proceeding pending, or to the best knowledge of Seller, threatened, against Seller (or any Affiliate, director, officer, employee, agent and representative or other personnel of Seller), relating to the Business or its personnel or clients, in any court, by any governmental entity, regulatory or administrative agency or any other Person or before any arbitrator or other tribunal. Seller is not and has not been subject to any action, order, writ, judgment, injunction or decree of any court, governmental entity or administrative or regulatory agency relating to the Business.

            4.14 Intellectual Property.

                  (a) Neither Seller nor its Affiliates has received any notice of any judicial, administrative or arbitration proceeding instituted against Seller or its Affiliates, or of any claim or threatened claim by any Person against any of them alleging that the conduct of the Business infringes any patent, trademark, trade name, service mark, copyright or other property right of any other Person. The Seller and its Affiliates use, market or sell, nor proposes to use, market or sell, any product or service that violates or would violate any Intellectual Property of a third party.

                  (b) The Seller (i) owns all right, title and interest in and to the Intellectual Property used or held for use in the Business, free and clear of all Liens, or (ii) licenses or otherwise possesses legally enforceable rights to use the Intellectual Property used or held for use in the Business. Except as disclosed on Schedule 4.14(b), Seller has made all necessary filings and recordations to protect and maintain its interest in the Intellectual Property owned or controlled by Seller and its Affiliates.

                  (c) Schedule 4.14(c) sets forth all agreements, memorandums or other undertakings that grant licenses, sublicenses or other rights of use of any Intellectual Property owned by a third party and licensed to Seller or its Affiliates and used or held for use in the Business (the "Licensed Rights"). Such Licensed Rights are valid and authorized by the terms under which Seller or its Affiliates licenses or otherwise uses such Licensed Rights. Neither Seller nor its Affiliates are in default in the payment of any royalties, license fees or other consideration to any owner or licensor of any Licensed Rights used in or necessary for the conduct of the Business as now conducted and as proposed to be conducted or to any agent or representative of any such owner or licensor by reason of the use thereof by Seller or its Affiliates nor otherwise are in default in any material respect in the performance of any of their obligations to any such owner or licensor, and no such owner or licensor, nor any such agent or representative, has notified Seller or its Affiliates of any claim of any such default.

                  (d) Schedule 4.14(d) sets forth all agreements, memorandums or other undertakings that grant licenses, sublicenses, or other rights of use of Intellectual Property or the Licensed Rights granted by Seller and its Affiliates. To the extent Seller holds or controls any such Licensed Rights, Seller hereby assign all rights and interest in such Licensed Rights to Buyer and will execute any necessary documentation associated therewith.

                  (e) (i) Schedule 4.14(e) contains a true, correct and complete list of all domestic and foreign Patents owned or controlled by Seller or its Affiliates; (ii) all Patents are in full force and effect; (iii) all prior art known to Seller or its Affiliates which may be or may have been pertinent to the examination of any United States patent or patent application listed on Schedule 4.14(e) has been cited to the United States Patent and Trademark Office; (iv) all Patents are in compliance with formal legal requirements, are subsisting, and all maintenance fees, annuities and the like have been paid; (v) except as set forth on Schedule 4.14(e), none of the Patents has been challenged or threatened in any way by any Person or to the knowledge of Seller infringed, and none of the products or technology used, sold or licensed or proposed for use, sale or license by Seller and its Affiliates infringes or is alleged to infringe any rights of any Person; and (vi) all products covered by the Patents have been marked with appropriate patent notices.

                  (f) (i) Schedule 4.14(f) contains a true, correct and complete list of all domestic and foreign Marks owned or controlled by Seller or its Affiliates; (ii) all Marks are in full-force and effect; (iii) all Marks are in compliance with formal legal requirements, are valid and subsisting, and all maintenance fees, annuities and the like have been paid; (iv) none of the Marks is infringed or has been challenged or threatened in any way by any Person, and none of the Marks infringes or is alleged to infringe any trademarks, service marks, trade names, or trade dress of any other Person; and (iv) all materials encompassed by the Marks have been marked with appropriate trademark and registration notices.

                  (g) (i) Schedule 4.14(g) contains a true, correct and complete list of all domestic and foreign Copyrights, and applications and registrations therefore, owned or controlled by Seller or its Affiliates; (ii) all the Copyrights owned by Seller or its Affiliates, whether or not registered, are in compliance with formal legal requirements, are valid and enforceable, and all maintenance fees, annuities and the like have been paid; (iii) none of the Copyrights is infringed or has been challenged or threatened in any way, and none of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any Person or is derivative work based on the work of any other Person; and (iv) all works encompassed by the Copyrights have been marked with appropriate copyright notices.

                  (h) (i) Schedule 4.14(h) contains a true, correct and complete list of all Internet domain names of Seller and its Affiliates (the "Net Names"); (ii) all Net Names have been registered in the name of Seller or its Affiliates and are in compliance with all formal legal requirements, except as noted in Schedule 4.14(h); (iii) no Net Name has been or is now involved in any dispute, opposition, invalidation or cancellation proceeding, and no such action has been threatened; (iv) no Net Name is infringed or has been challenged or threatened in any way, and no Net Name infringes, interferes with or is alleged to infringe or interfere with the trademark, copyright or domain name of any other Person, except as noted in Schedule 4.14(h); and (v) to the knowledge of Seller, there is no domain name application pending of any other Person that would or potentially would interfere with or infringe any Net Name.

                  (i) The Seller has taken reasonable precautions to protect the secrecy, confidentiality and value of its Trade Secrets. With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual. The Trade Secrets have not been used, divulged or appropriated either for the benefit of any Person (other than to Seller and its Affiliates) or to the detriment of Seller or its Affiliates. None of the Trade Secrets is subject to any adverse claim or has been challenged or threatened in any way.

            4.15 Compliance with Laws. Seller is in compliance with and the Business has been operated in compliance with Seller's organizational and governing documents and all Laws, including, without limitation, all Environmental Laws and all rules of the Securities and Exchange Commission, and any other governmental entity, regulatory or administrative agency or other Person which regulates any other services rendered by Seller. Seller has not received notice from any governmental entity, regulatory or administrative agency or other Person alleging that it is not in compliance with, or in violation of, any Law or any such rule.

            4.16 Properties. Schedule 4.16(a) sets forth a true, complete and correct list of all of the real property that is leased or subleased by Seller and used in the Business. Seller enjoys peaceful and undisturbed possession of all such properties leased to it, and such properties are free and clear of all Liens. Seller owns no real property used in the Business. Schedule 4.16(b) sets forth a true, complete and correct list of all leases of personal property used by Seller in the conduct of the Business or by which any Acquired Asset is bound. Seller has good and marketable title to the leasehold interests in all personal property leased by it for use in the Business free and clear of all Liens. All property included in the Acquired Assets is in good condition, ordinary wear and tear excepted.

            4.17 Employee Benefit Plans; ERISA.

                  (a) Schedule 4.17(a) sets forth a true, complete and correct list of all employee benefit plans, programs, policies and arrangements (the "Plans") that Seller has maintained on behalf of current or former directors, officers, employees or other personnel of Seller employed in the Business.

                  (b) (i) There has been no prohibited transaction within the meaning of Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Code, with respect to any of the Plans; (ii) there is no outstanding liability under Title IV of ERISA with respect to any of the Plans; (iii) none of the Plans has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code) whether or not waived, as of the last day of the most recent fiscal year of each of the Plans ended prior to the date of this Agreement; and
(iv) each of the Plans has been operated and administered in all material respects in accordance with applicable Laws. Seller has no Plans that are multiemployer plans within the meaning of Section 3(37) of ERISA.

                  (c) There are no amendments to any Plan that have been adopted or approved, nor has Seller undertaken to make any such amendments or to adopt or approve any new Plan, except for changes which Seller may make as part of its ordinary business practices that affect its employees generally in the same manner as they affect employees or personnel of the Business.

            4.18 Insurance. Schedule 4.18 sets forth a true, complete and correct list, and a summary description of the coverage provided thereby, of all liability insurance policies maintained by Seller or any other Person with respect to the Business or the Acquired Assets. All of such policies are in full force and effect. All premiums due on such insurance policies have been paid. There are no pending claims with respect to Seller or the Acquired Assets under any such insurance policies and there are no claims as to which the insurers have notified Seller that they intend to deny liability. There is no existing default under any such insurance policies.

            4.19 Records. The books and records of Seller relating to the Business are true, complete and correct in all material respects and there have been no transactions involving Seller and the Business which properly should have been set forth therein and which have not been accurately so set forth.

            4.20 Employees and Consultants.

                  (a) Schedule 4.20(a) contains a complete and accurate list of all the employees or other personnel of the Business as of the most recent practicable date, as specified on such list, showing for each employee or other personnel of the Business (i) the position held and aggregate annual compensation for Seller's last fiscal year, such employee or other personnel's service recognized by Seller for purposes of the Plans (including service with predecessor employers, if applicable, and any prior unbridged service with Seller), such employees or other personnel's eligible vacation, and any employment agreement to which such employee or other personnel is a party, (ii) whether such employees or other personnel is actively at work as of such date,
(iii) if such employee or other personnel is not actively at work as of such date, the nature of his or her absence (e.g., vacation, illness, short-term disability or leave of absence under the Family and Medical Leave Act) and his or her expected or required date of return to active service, and (iv) whether such employee or other personnel has executed Seller's standard form employment agreement or any other agreement with Seller or in connection with the Business. None of the employees or other personnel of the Business is covered by any union, collective bargaining or other similar labor agreements.

                  (b) None of the employees or other personnel of the Business is covered by any union, collective bargaining or other similar labor agreement, and Seller is under no obligation to negotiate any such agreement with respect to any such individuals. As related to the Business, there is not presently pending or existing, and to Seller's knowledge there is not threatened, (i) any strike, or material slowdown, picketing work stoppage or other material labor dispute, or (ii) any application for certification of a collective bargaining agent. As related to the Business, (A) no labor organization or group of employees of Seller has made a pending demand for recognition or certification, and there are and have been no representation or certification proceedings or petitions seeking a representation proceeding, with the National Labor Relations Board or any other labor relations tribunal or authority, nor have any such demands, proceedings or petitions been brought or filed or threatened to be brought or filed within the past five years, and (B) there have not been at any time within the last five years, any actual or, to Seller's knowledge, any threatened organizing activities, strikes, work stoppages, slowdowns, lockouts, arbitrations, grievances, or other material labor disputes against or involving Seller.

                  (c) Seller is in compliance with all applicable Laws (including any legal obligation to engage in affirmative action), agreements and contracts relating to employment practices, terms and conditions of employment, and the employment of former, current, and prospective employees, independent contractors and "leased employees" (within the meaning of section 414(n) of the Code) of the Business including all such Laws, agreements and contracts relating to wages, hours, collective bargaining, employment discrimination, immigration, disability, civil rights, fair labor standards, occupational safety and health, workers' compensation, pay equity, wrongful discharge and violation of the potential rights of such former, current, and prospective employees, independent contractors and leased employees, and has timely prepared and filed all appropriate forms (including Immigration and Naturalization Service Form I-9) required by any relevant governmental authority. Seller is not engaged in any unfair labor practice.

                  (d) No notice has been received by Seller of any complaint filed against Seller claiming that Seller has violated any applicable employment standards, human rights or other labor Laws or any complaints or proceedings of any kind involving the Business or, to the knowledge of Seller, against any of the employees of the Business or threatened to be filed against Seller before any federal, state, local or foreign agency or labor relations board, including without limitation the National Labor Relations Board and the Equal Employment Opportunity Commission. No notice has been received by Seller of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation of Seller, and, to the knowledge of Seller, no such investigation is in progress.

                  (e) There are no outstanding orders or charges against Seller under any occupational health or safety legislation and, to the knowledge of Seller, none have been threatened. All material levies, assessments and penalties made against Seller pursuant to all applicable workers compensation legislation as of the date hereof have been paid by Seller and Seller has not been reassessed under any such legislation.

                  (f) Seller has not made any statements or representations or distributed any written material to any employees of the Business regarding continued employment subsequent to the Closing.

                  (g) Seller represents that it has paid or made provision for the payment of all amounts of salaries, commissions, bonuses, incentives and other compensation, all benefits, including without limitation all accrued vacation time, and all other current liabilities that are payable or required to be paid to any employees or other personnel of the Business prior to the Closing or in respect of services rendered to Seller as of the Closing. Buyer shall have no responsibility or liability to any of Seller's employees, consultants, or agents for services rendered to Seller at any time, including without limitation prior to the Closing, regardless of whether such person subsequently becomes employed by or otherwise associated with Seller.

            4.21 Taxes. All Tax Returns required to be filed by or on behalf of Seller have been timely filed, and all such Tax Returns are complete and accurate. All Taxes owed by Seller for periods through the Closing Date, whether or not shown on any Tax Return, have been paid in full. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by any authority in any jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes on any of the Acquired Assets. Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any third party. Seller has properly collected and remitted all required sales Taxes. There is no audit, examination, deficiency, or refund litigation pending or threatened with respect to any Taxes owed by Seller. All Taxes due with respect to completed and settled examinations or concluded litigation relating to Seller have been paid in full. Seller has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax that is currently in effect. No rulings have been issued by or agreements entered into with any relevant governmental tax authority with respect to Seller. Seller is not a party to any Tax allocation or sharing agreement and has no liability for the Taxes of any other Person.

            4.22 Relationships with Related Persons. No Affiliate, director, officer, employee, agent, representative or other personnel of Seller, nor any spouse or child or other family member of any of them, or any Person associated with any of them (each of the foregoing, a "Related Person"), has any interest in any assets or properties used in or pertaining to the Business, except as disclosed in Schedule 4.22. No Related Person has owned, directly or indirectly, and whether on an individual, joint or other basis, any equity interest or any other financial or profit interest in a Person that has (i) had business dealings with Seller or (ii) engaged in competition with Seller, except as disclosed in Schedule 4.22. Except with respect to employment and compensation arrangements with employees in the ordinary course of business which are otherwise disclosed hereunder, no Related Person is a party to any contract, agreement or arrangement with, or has any claim or right against, or owes any amounts to, Seller. All loans, payables and other amounts due to or from a Related Person and Seller and/or its Affiliates are listed in Schedule 4.22.

            4.23 Permits. Schedule 4.23 sets forth a true, complete and correct list of all approvals, permits, certificates, qualifications, authorizations, licenses, franchises, consents, orders and registrations of all United States federal, state and local, and all foreign national, state and local, governmental or regulatory agencies and authorities and any other governmental entities or other Person which are necessary for Seller to conduct the Business (collectively the "Permits"). The Permits are valid and in full force and effect. Except as disclosed on Schedule 4.23, the Permits are fully transferable by Seller to Buyer and none of the Permits will be terminated or become terminable as a result of the transactions contemplated hereby.

            4.24 Subsidiaries. Seller does not directly or indirectly own nor has it made any investment in any of the capital stock of, or any other proprietary interest in, any other Person, other than Plexus Denmark ApS, a Denmark corporation and wholly-owned subsidiary of Seller, which has no significant assets, no liabilities and no operations.

            4.25 Brokers and Finders. No broker or finder has acted for Seller or its Affiliates, directors, officers, employees, agents, representatives and other personnel in connection with this Agreement or any Related Document or the transactions contemplated hereunder or thereunder and no broker or finder retained by Seller or its Affiliates, directors, officers, employees, agents, representatives or other personnel is entitled to any brokerage or finder's fee with respect to this Agreement or any Related Document or such transactions.

            4.26 Disclosure. No representation or warranty by Seller contained in this Agreement or any Related Document or any statement or certificate furnished by Seller to Buyer or its representatives in connection herewith or therewith or pursuant hereto or thereto contains any untrue statement of a material fact, or omits to state any material fact required to make the statements herein or therein contained not misleading or necessary in order to provide a prospective purchaser of the Acquired Assets or the Assumed Liabilities with adequate information as to Seller and its properties, assets, liabilities, business, condition and prospects, and Seller has disclosed to Buyer in writing all material adverse facts known to it relating to the same. There is no fact (other than matters of a general economic or political nature which do not affect the Business uniquely) known to Seller which might reasonably be expected to have a material adverse effect on the properties, assets, liabilities, business or condition of Seller relating to the Business. All projections, forecasts and other forward looking information furnished to Buyer by or on behalf of Seller were prepared in good faith and based upon reasonable estimates and the facts and circumstances then known to Seller and nothing has come to the attention of Seller which would cause it to change any such projections, forecasts or other forward looking information.

            4.27 Investment Representations.

            (a) Seller is acquiring the Shares for its own account, and not for any other Person, for investment only and with no intention of distributing or reselling (and Seller will not distribute or resell) such Shares or any part thereof or interest therein in any transaction that would violate the registration requirements of the securities laws of the United States, or any state or non-U.S. jurisdiction, without prejudice, however, to the rights of Seller at all times to sell or otherwise dispose of all or any part of its Shares under an effective registration statement or applicable exemption from registration under the Securities Act and any applicable state securities law. Seller has no contract, undertaking, agreement or arrangement with any Person to sell, transfer or pledge to such Person its Shares, any interest therein, or any part thereof, and Seller has no present plans to enter into any such contract, undertaking, agreement or arrangement. Notwithstanding the foregoing, and as an exception to the foregoing, and as contemplated by Recital C and Section 6.2, Seller will distribute the Shares to Seller's stockholders.

            (b) Seller is either (i) an accredited investor as that term is defined in Rule 501 under the Securities Act, or (ii) has, either alone or with its purchaser representative or representatives as that term is defined in Rule 501 under the Securities Act, such knowledge and experience in financial and business matters that Seller is capable of evaluating the merits and risks of an investment in Buyer Common Stock.

            (c) Seller understands that the Shares have not yet been registered under the Securities Act. Seller is fully aware of the restrictions on sale, transferability and assignment of Shares as set forth in the certificates representing the Shares referred to in Section 4.27(d) below, and that Seller must bear the economic risk of Seller's investment for an indefinite period of time. Seller has no need for any liquidity in its investment for an indefinite period of time, and is able to bear the economic risk of losing its entire investment.

            (d) Seller agrees that, so long as required by law, certificates evidencing the Shares and any securities issued in exchange for or in respect thereof shall bear a legend to the following effect:

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH STATE SECURITIES LAWS."

            4.28. Updates to Schedules. Prior to the Closing Date, Seller will update the Schedules to identify any new information applicable to the foregoing representations, which updated Schedules will be attached hereto as the final version thereof; provided, however, that if such updated Schedules are not acceptable to Buyer, in Buyer's sole discretion, Buyer shall have the right to terminate this Agreement in accordance with Section 3.4(b).

                                    ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer represents and warrants to and covenants and agrees with Seller as follows:

            5.1 Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to conduct its business as presently conducted and to own and lease its properties and assets.

            5.2 Authorization. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Related Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Related Documents to which Buyer is a party have been duly authorized and approved by all necessary corporate proceedings on the part of Buyer. This Agreement and the Related Documents to which Buyer is a party have been duly executed and delivered by Buyer and (assuming that this Agreement and the Related Documents to which Seller is a party have been duly authorized, executed and delivered by Seller) constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other laws of general applicability affecting the rights of creditors and by general equitable principles.

            5.3 No Violations or Conflicts. Neither the execution and delivery of, or performance under, this Agreement or the applicable Related Documents by Buyer nor the consummation by it of the transactions contemplated by this Agreement or the applicable Related Documents does or will (i) violate any provision of its organizational or governing documents, (ii) result in a violation or breach of, or constitute a default or an event of default under, any indenture, mortgage, bond, contract, license, lease, agreement, permit, instrument or other obligation to which it is a party or by which any of its assets is bound, or (iii) violate any Law, writ, judgment, injunction or court decree to which it or its properties is subject.

            5.4 Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with, any United States federal, state or local governmental or regulatory agency or authority or any foreign national, state or local governmental or regulatory agency or authority is required to be made or obtained by Buyer in connection with its execution, delivery or performance of this Agreement or the applicable Related Documents.

            5.5 Brokers and Finders. No broker or finder has acted for Buyer or its Affiliates in connection with this Agreement or any Related Documents or the transactions contemplated hereunder or thereunder and no broker or finder retained by Buyer or its Affiliates is entitled to any brokerage or finder's fee with respect to this Agreement or any Related Documents or such transactions.

            5.6 Disclosure. The representations and warranties of Buyer contained herein, when read together with Buyer's annual report on Form 10-K for the year ended December 31,

2002, do not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

                                   ARTICLE VI

                                    COVENANTS

            6.1 Cessation of Business. From and after the Closing, Seller shall cease to conduct the Business.

            6.2 Distribution of the Shares. As soon as practicable after the Closing, Seller shall distribute the Shares received by it pursuant to Section 3.1(a) to its stockholders in liquidation and dissolution of Seller. Buyer hereby consents to a transfer of the Shares (and rights under the Registration Rights Agreement) to Seller's stockholders upon the liquidation and dissolution of Seller pursuant to this Section 6.2.

            6.3 Performance of Excluded Liabilities. Seller shall timely pay or perform, as applicable, all liabilities and obligations that constitute Excluded Liabilities prior to its liquidation and dissolution in accordance with Section 6.2.

            6.4 Provision of Records. Seller shall arrange as soon as practicable following the Closing Date, to the extent not previously delivered in connection with the transactions contemplated herein, for transportation, at Buyer's cost, to Buyer of the records in the possession of Seller which are part of the Acquired Assets, including, without limitation, all agreements, litigation files, filings with governmental agencies relating to the Acquired Assets and all employment, independent contractor, personnel and payroll records of any individual employed by or otherwise associated with Seller at the Closing Date.

            6.5 Use of Name. Following the Closing Date, Seller shall not use any corporate, trade, or service name including the words and marks "Plexus Vaccines" or any confusingly similar words, other than in connection with Seller's liquidation and dissolution.

            6.6 Receipt of Property Relating to Acquired Assets. If Seller or any of Seller's Affiliates, or any other Person acting for or in concert with any of the foregoing Persons, shall receive any money, check, note, draft, instrument, payment or other property relating to or as proceeds of the Acquired Assets or the Assumed Liabilities or any part thereof, each such Person shall receive all such items in trust for, and as the sole and exclusive property of, Buyer and, immediately upon receipt thereof, shall notify Buyer in writing of such receipt and shall remit the same (or cause the same to be remitted) in kind to Buyer in the manner specified by Buyer.

            6.7 Mutual Cooperation. After the Closing Date, Seller and Buyer will use their reasonable efforts to provide to the other party (the "Requesting Party") such records and information and to make available to the Requesting Party such employees or other personnel, in each case as may be reasonably requested in writing by the Requesting Party, for the purpose of assisting the Requesting Party in responding to governmental inquiries, making required governmental filings or defending or prosecuting any action or other proceeding involving any Person other than the party providing such information or records or making available such employees or other personnel (the "Providing Party"); provided, however, that no Providing Party shall be required to (i) incur any out-of-pocket expenses, (ii) provide information, records or employees or other personnel under circumstances which the Providing Party believes in its sole reasonable determination may expose it to liability to any Person or may prejudice any commercial, legal or other interest of the Providing Party, or
(iii) take any action that in the Providing Party's sole reasonable determination unreasonably interferes with its business.

            6.8 Insurance Tails. Seller may elect, at its discretion, to obtain such "tail insurance" coverage as Seller deems appropriate.

            6.9 Employment Matters.

                  (a) Except as provided otherwise in a written agreement, including, without limitation, the Burgess Employment Agreement, Buyer shall be under no obligation to employ or continue to employ any individual for any period. In addition to Susan Burgess, it is understood and agreed among the parties that Buyer will offer employment effective as of the close of business on the Closing Date to only those other employees of Seller set forth on
Schedule 6.9(a) (the "Employees") in connection with the purchase of the Acquired Assets, subject to the satisfaction of the conditions set forth in Buyer's offer letters, including without limitation, Buyer's completion of background checks and other pre-employment procedures with respect to such employees and such employees' execution of the relevant documents relative to such employees' respective positions with Buyer. Buyer's employment of the Employees shall be on an "at-will" basis and on such other terms and conditions of employment as Buyer shall offer in its sole discretion. Those Employees who accept Buyer's offer of employment and who commence working with Buyer shall be referred to hereinafter as the "Transferred Employees."

                  (b) With respect to each Transferred Employee, Seller hereby waives and releases each such individual from any and all contractual, common law or other restrictions enforceable by Seller on the employment, activities or other conduct of such individuals after their termination of employment with Seller (other than the obligation not to disclose confidential information of Seller and its Affiliates).

                  (c) Except as set forth on Schedule 1.7(iii), and in Section 7.2, Seller shall be solely responsible for any and all liabilities in respect of employees and other personnel of the Business, including the Transferred Employees, and their beneficiaries and dependents, relating to or arising out of or in connection with (i) the employment or the actual or constructive termination of employment of any employee of the Business by Seller (including, without limitation, in connection with the consummation of the transactions contemplated by this Agreement), (ii) the participation in or accrual of benefits or compensation under, or the failure to participate in or to accrue compensation under, any Plan or Plans and (iii) accrued but unpaid salaries, wages, bonuses, incentive compensation, vacation or sick pay or other compensation or payroll items (including, without limitation, deferred compensation). Seller shall be solely responsible for meeting and Buyer shall have no liability in respect of any obligations under Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code in respect of each of Seller's employees who incur a "qualifying event" on or before the Closing Date or as a result of the transactions contemplated hereby.

                  (d) Except as set forth on Schedule 1.7(iii), and in Section 7.2, all retirement, severance, deferred compensation, incentive, stock option, vacation, bonus, unemployment, partnership or other payments, distributions or benefits payable to or accrued in favor of directors, officers, employees, independent contractors, agents, representatives or other personnel of Seller on or prior to the Closing Date, whether or not pursuant to any Plans and whether or not such directors, officers, employees, independent contractors, agents, representatives or other personnel become employees, personnel, partners or principals of Buyer, shall be Excluded Liabilities and remain the sole obligations of Seller. Except as set forth on Schedule 1.7(iii), and in Section 7.2, Buyer shall have no obligation to pay any retirement, severance, deferred compensation, incentive, stock option, vacation, bonus, unemployment, partnership or other payments, distributions or benefits that the Employees or any other Person may have accrued up to and including the Closing Date as a director, officer, employee, independent contractor, agent, representative or other personnel of Seller or otherwise.

                  (e) Seller agrees to cause Administaff Companies II, L.P. to provide coverage to qualified beneficiaries who are already receiving health and/or dental coverage on the Closing Date under Section 4980B of the Code (hereinafter "COBRA") to the extent required under COBRA. Seller agrees to cause Administaff Companies II, L.P. to offer health and/or dental coverage to the extent required under COBRA to individuals whose qualifying event occurs before or on the Closing Date. Buyer agrees to offer health and/or dental coverage as required under COBRA to Transferred Employees whose qualifying event occurs after the Closing Date to the extent required under COBRA.

            6.10 Confidentiality Agreements. Seller or its representatives or Affiliates have entered into various confidentiality agreements. To the extent not prohibited thereunder, Seller shall deliver to Buyer copies of any such agreements. Prior to the Closing, Seller shall not terminate, amend, modify or supplement, in each case adversely to Buyer's interest, or grant any consent or waiver under or with respect to, any of such confidentiality agreements without Buyer's prior written consent. Seller shall, at the request and expense of Buyer, promptly enforce any remedies against breaches of such confidentiality agreements to the extent such breaches relate to or affect the Business and Buyer shall have the right, at its own expense, to participate in any such enforcement actions.

            6.11 Updated Information. If either party becomes aware, prior to the Closing, of any information which is inconsistent with the information represented by Seller in this Agreement and the Schedules, the party shall so inform the other party, and the Schedules shall be updated accordingly and attached hereto as the final version thereof; provided, however, that if such updated Schedules are not acceptable to Buyer, in Buyer's sole discretion, Buyer shall have the right to terminate this Agreement in accordance with Section 3.4(b).

            6.12 Conduct of Business Pending the Closing. (a) From the date hereof through the Closing Date or the earlier termination of this Agreement, except as may be expressly permitted or contemplated by this Agreement, or the Schedules attached hereto, or as otherwise agreed to in writing by Buyer, Seller shall cause the Business to be conducted in the usual, regular and ordinary course of business, consistent with past practice, and shall use its diligent efforts to preserve intact the Business, keep available the services of its employees and preserve its relationships with clients, suppliers, licensees, licensors, distributors, agents and others having business dealings with the Business. Without limiting the generality of the foregoing, without the prior written consent of Buyer, except as expressly permitted or contemplated by this Agreement, or the Schedules attached hereto, during the period from the date hereof to the Closing Date or the earlier termination of this Agreement, Seller:

                  (i) shall not acquire or agree to acquire any business related to the Business;

                  (ii) shall not sell (including by sale-leaseback), lease, transfer, license (whether on an exclusive or non-exclusive basis), mortgage or otherwise encumber or subject to any Lien, any Acquired Assets or interests therein;

                  (iii) shall maintain in full force and effect policies of
                        insurance covering the Business;

                  (iv) shall not incur or permit the incurrence of any liability related to the Business that would constitute an Assumed Liability, other than for accruals in the ordinary course of business;

                  (v) shall not enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other arrangement or agreement with any executive officers, managing directors, directors, managers or associates;

                  (vi) shall not increase any salaries or other compensation payable to any managing directors, directors, managers or associates except in the ordinary course of business and consistent with past practice or to any additional managing directors, directors, managers, employees or consultants, except in the ordinary course of business and consistent with past practice;

                  (vii) shall not adopt, enter into or amend, or become
                        obligated under, any new, bonus, profit sharing, compensation, collective bargaining, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree, except as required to comply with changes in applicable law occurring after the date hereof;

                 (viii) shall not enter into any contract, license or other agreement that contains any provision that, as a result of the consummation of the transactions contemplated by this Agreement, would (assuming that the other party's consent or approval is not obtained, to the extent required) result in any penalty, additional payments or forfeiture that would be payable or sufferable by Buyer at or after the Closing Date;

                  (ix) shall not make any single new commitment or increase any single previous commitment for capital expenditures for the Business in an amount exceeding $10,000;

                  (x) shall not accelerate or delay the sale of the services of the Business, except as may be necessary in the ordinary course of business in arm's-length third party transactions;

                  (xi) shall not sell, assign, transfer, license, abandon or convey any of the Intellectual Property except in the ordinary course of business consistent with past practice in arm's-length third party transactions;

                  (xii) except as would not adversely affect Buyer, shall not change any method of Tax accounting, make any material Tax election, file any Tax Return other than in a manner consistent with past practice, or settle any material Tax Claim;

                 (xiii) shall use reasonable efforts (A) to cause to be
                        satisfied the conditions set forth in Article VIII which are under the control of Seller, and (B) shall not take actions which cause the representations set forth in
                        Article IV to change in any material adverse way, subject however as to both (A) and (B), Seller remains free to make whatever reasonable business decisions Seller deems to be necessary or appropriate under the applicable circumstances for the ongoing business operations and survival of Seller;

                  (xiv) shall not waive or compromise any material claim or
                        right or fail to renew any Permit; and

                  (xv) shall not authorize any of, or commit or agree to take any of, the foregoing actions.

            (b) Seller will promptly advise Buyer in writing of (i) any event known to Seller which would render any representation or warranty of Seller contained in this Agreement or any Related Document, if made on or as of the date of such event or the date of the Closing, untrue or inaccurate in any respect, (ii) any change, condition or event that has or could reasonably be expected to have material adverse effect or (iii) any failure of Seller to comply with or satisfy in any respect any covenant, condition or agreement to be complied with or satisfied hereunder. Notwithstanding the disclosure to Buyer of any matter pursuant to this Section 6.12(b), Seller shall not be relieved of any liability for, nor shall the providing of such information by Seller to Buyer be deemed a waiver or, (A) the breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement or any Related Document or (B) the related indemnification obligations of Seller under Section 10.2.

            (c) Seller, on the one hand, and Buyer, on the other hand, will promptly give notice to the other upon becoming aware that any action is pending or threatened by or before any governmental authority, in each case with respect to the transactions contemplated by this Agreement or any Related Document. Seller, on the other hand, and Buyer, on the other hand,

(i) will cooperate with each other in connection with the prosecution, investigation or defense of any such action, (ii) will supply promptly all information reasonably and legally requested by the other, by any such governmental authority or by any party to any such action and (iii) will each use their reasonable efforts to cause any such action to be determined as promptly as practicable and in a manner which does not impact adversely on, and is consistent with, the transactions contemplated by this Agreement and the Related Documents.

            6.13 Cooperation. Subject to compliance with applicable law, from the date hereof through the Closing Date or the earlier termination of this Agreement, Seller shall confer on a regular and frequent basis with one or more representatives of Buyer to report operational matters of materiality and the general status of ongoing operations of the Business. During the period from the date hereof to the Closing Date or the earlier termination of this Agreement, Buyer shall be entitled to have one or more representatives present during the hours that business is conducted at each of the properties of Seller where the Business is conducted.

            6.14 No Negotiation or Solicitation. From the date hereof through the Closing Date, Seller will not, and Seller will cause Seller's officers, directors, employees, representatives and agents not, and will use best efforts to cause its Affiliates not, to, directly or indirectly, solicit or negotiate with, or provide any nonpublic information relating to either Seller or afford access to the properties, books or records of Seller to any third party that may be considering an acquisition of either the Business or any substantial part of its assets, or otherwise cooperate in any way with or assist or participate in, or facilitate or encourage any attempt by any person to do or seek any of the foregoing. Seller represents and warrants that it is not currently engaged in any of the foregoing except with Buyer. Seller shall immediately (but in any event within 24 hours) notify Buyer (i) after receipt of any offer or indication that any person is considering making an offer for any such acquisition, which notice shall include the terms and conditions of such offer or indication and the identity of such person and (ii) upon receipt of any request for nonpublic information relating to Seller or for access to the properties, books or records of Seller from any person that may be considering any such acquisition.

            6.15 Access to Information. Upon reasonable notice Seller shall afford to Buyer and its partners, principals, members, stockholders, officers, directors, employees, accountants, counsel, financial advisors and other representatives, access during normal business hours throughout the period prior to the Closing Date, or the earlier termination of this Agreement, to all of the properties, books and records relating to the Acquired Assets, the Assumed Liabilities, the Business and all matters pertaining thereto and, during such period, Seller shall furnish promptly to Buyer all information concerning the Acquired Assets, the Assumed Liabilities, the Business and all matters pertaining thereto as Buyer may reasonably request. Seller will provide or cause to be provided to Buyer, at Buyer's expense, such copies or extracts of documents and records related to the Acquired Assets, the Assumed Liabilities, the Business and all matters pertaining thereto as Buyer may reasonably request.

            6.16 Consents. Seller shall use its diligent efforts to obtain consents of all governmental entities and other persons necessary for the consummation of the transactions contemplated by this Agreement.

            6.17 Consummation of Transaction, Consents, Approvals and Filings. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals, and effecting all necessary registrations and filings. Buyer shall make or cause to be made all filings and submissions under laws and regulations applicable to Buyer, if any, as may be required for the consummation of the transactions contemplated by this Agreement. Seller shall make or cause to be made all such other filings and submissions under laws and regulations applicable to Seller, if any, as may be required for the consummation of the transactions contemplated by this Agreement. Buyer, on the one hand, and Seller, on the other, shall coordinate and cooperate in exchanging such information and reasonable assistance as may be requested by either of them in connection with the filings and submissions contemplated by this Section 6.17. Buyer, on the one hand, and Seller, on the other, shall each promptly provide the other or their respective counsel with copies of all filings made by such party with any governmental entity in connection with this Agreement and the transactions contemplated hereby.

                                  ARTICLE VII

                             CERTAIN OTHER COVENANTS

            7.1 Board of Directors. Effective upon the Closing, the Board of Directors of Buyer shall consist of the following individuals: five directors nominated by Buyer and three directors nominated by Seller (namely, Charles Canter, Bernard L. Kasten and Roger Brent) and an additional director to be mutually agreed upon. Effective upon Closing, each of the three directors nominated by Seller will receive options to purchase 100,000 shares of Buyer Common stock at an exercise price per share equal to the closing price of one share of Buyer Common Stock on the Nasdaq SmallCap Market on the Signing Date.

            7.2 Issuance of Options. At the Closing, Buyer shall issue options to purchase an aggregate of 171,250 shares of Buyer Common Stock at an exercise price per share equal to the average closing price of one share of Buyer Common Stock on the Nasdaq SmallCap Market on the Signing Date and the two immediately previous days thereto to the Seller Option Holders pursuant to Option Agreements (collectively, the "Buyer Options"). The amount of shares underlying each Buyer Option granted to each Seller Option Holder shall be as set forth on Schedule
7.2. For purposes of clarity, each Seller Option Holder set forth on Schedule
7.2 shall receive a Buyer Option to purchase one share of Buyer Common Stock for each four shares of Seller Common Stock underlying such Seller Option Holder's options to purchase shares of Seller Common Stock.

            7.3 Issuance of Warrants. At the Closing, Buyer shall issue warrants to purchase an aggregate of 19,700 shares of Buyer Common Stock at an exercise price equal to the average closing price of one share of Buyer Common Stock on the Nasdaq SmallCap Market on the Signing Date and the two immediately previous days thereto to the Seller Warrant Holders as so listed in Schedule 7.3A and Item 3 of Schedule 7.3C pursuant to Warrant Agreements (collectively, the "Buyer Warrants"). The amount of shares underlying each Buyer Warrant granted to each Seller Warrant Holder shall be as set forth on Schedule 7.3A and Item 3 of Schedule 7.3C. For purposes of clarity, each Seller Warrant Holder set forth on Schedule 7.3A and Item 3 of
Schedule 7.3C shall receive a Buyer Warrant to purchase one share of Buyer Common Stock for each four shares of Seller Common Stock underlying such Seller Warrant Holder's warrants to purchase shares of Seller Common Stock.

            7.4 Sales Taxes. Buyer shall pay for any sales tax, if any, imposed on the sale and transfer of the Acquired Assets pursuant to this Agreement.

            7.5 Intentionally Omitted.

            7.6 Tax Consequences. It is intended that the Acquisition shall constitute a reorganization within the meaning of Section 368(a)(1)(C) of the Code and that this Agreement shall constitute a "plan of reorganization" for the purposes of Treasury Regulation Section 1.368-1(c). Each party hereto acknowledges and agrees that it is solely relying on its own representatives and advisors with regard to the tax consequences of the Acquisition and not on the representations of any other party hereto, and that such Person assumes its own tax risk with respect to the characterization of Acquisition as a reorganization under the Code. Notwithstanding any provision contained herein to the contrary, each party hereto (and its employees, representatives and other agents) is permitted to disclose, without limitation of any kind, the tax treatment and tax structure of the Acquisition, within the meaning of Treasury Regulation section 1.6011-4, and all materials of any kind that are provided to such party relating to such tax treatment and tax structure.

            7.7 Public Statements. The parties shall consult with each other prior to issuing any press release or making any public announcement with respect to this Agreement, or the transactions contemplated hereby (including the financial terms hereunder), and shall not issue any such press release or public announcement prior to such consultation or to which the other party shall reasonably object, except as may be required by law or judicial process. Seller shall not make any statement to, or otherwise communicate (whether orally or in writing) with, any employee or customer of, or supplier to, Seller, regarding this Agreement, the transactions contemplated hereby or the conduct of the Business except for any statement or communication (i) with respect to which Buyer shall have previously consented or (ii) which shall have been provided to Seller by Buyer for the express purpose of making a statement to, or otherwise communicating with, any such employee or customer.

            7.8 Proprietary Information, Confidential Records, Intellectual Property Rights.

                  (a) Proprietary Information. Seller covenants that it shall not at any time hereafter, directly or indirectly, use for its own purpose or for the benefit of any Person other than Buyer at Buyer's request, or disclose, any proprietary information to any Person, unless such disclosure has been authorized in writing by Buyer. For purposes of this Agreement, the term "proprietary information" shall include, but is not limited to: (a) the name and address of any vendor of the Business and any information concerning the transactions or relations of any vendor with Seller or any of its Affiliates, directors, officers, employees, agents, representatives or other personnel; (b) any Intellectual Property, or any information concerning any Intellectual Property employed by Seller in the Business but not generally known to its vendors or competitors, or under development by or being tested by Seller but not at the time offered generally to vendors; (c) any information relating to business methods, policies or procedures, computer software or systems used by Seller or Seller's pricing or marketing methods, margins, capital needs or operating results; (d) any information which is generally regarded as confidential or proprietary in any business engaged in by Seller in the Business; (e) any business plans, budgets, advertising or marketing plans relating to Seller or the Business; (f) any information contained in any written or oral policies and procedures of Seller used in the Business; (g) any information belonging to vendors of Seller in the Business or any other Person which Seller has agreed to hold in confidence in connection with the Business;
(h) proprietary or confidential information of Buyer, including, without limitation, human resource and employee benefits-related information, made available to Seller in connection with the evaluation and negotiation of the transactions contemplated hereby; and (i) all written, graphic and other material relating to any of the foregoing. Information that is not novel or copyrighted or patented may nonetheless be proprietary information. The term "proprietary information" shall not include information generally available to and known by the public but shall include information which becomes public as a result of a breach of an obligation of confidentiality by Seller or any of the Affiliates of Seller.

                  (b) Confidentiality and Surrender of Records. Seller shall not at any time directly or indirectly publish, make known or in any fashion disclose any Confidential Records to, or permit any inspection or copying of such Confidential Records by, any Person, nor shall Seller retain the same, and Seller will deliver promptly to Buyer any of the same upon the Closing. For purposes hereof, "Confidential Records" means all correspondence, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind which may be in the possession of Seller or under any of its control or accessible to it which contain any proprietary information that relates to the Business, the Acquired Assets or the Assumed Liabilities. All Confidential Records shall be and remain the sole property of Buyer from and after the Closing. Notwithstanding the foregoing, Seller may use all of Seller's records and the information contained therein to prepare Seller's tax returns.

                  (c) Inventions and Patents. All Intellectual Property, including without limitation, any methods of operations (including policies, procedures, products, improvements, software, ideas and discoveries, whether patentable or copyrightable or not) conceived or made by Seller, either alone or jointly with others, shall upon the Closing become the sole and exclusive property of Buyer. Seller will promptly perform all actions reasonably requested by Buyer to establish and confirm such ownership by Buyer, including, without limitation, cooperating with and assisting Buyer in obtaining patents, copyrights, servicemarks and trademarks for Buyer in the United States and in foreign countries. In the event that Seller fails to take any action requested by Buyer pursuant to this Section 7.8(c) within ten (10) days of notice from Buyer, Buyer may take such action on behalf of Seller for which purpose Seller hereby irrevocably appoints Buyer as its attorney-in-fact which appointment is coupled with an interest. Effective upon the Closing, all right, title and interest owned or held by Seller or its Affiliates to any and all Intellectual Property related to or connected with the Business, either alone or jointly with others, is hereby assigned to and belongs to Buyer.

                  (d) Certain Permitted Disclosures and Uses. Sections 7.8(a) and (b) above shall not prevent any disclosure required by law or order of a court or governmental agency provided that Seller, prior to any such disclosure, shall give Buyer prompt written notice of any such requirement and shall cooperate with Buyer in obtaining a protective order or other means of protecting the confidentiality of all proprietary information and Confidential Records.

            7.9 Further Assurances. At and from time to time following the Closing, Seller shall, and shall cause its Affiliates, directors, officers, employees, agents, representatives and other personnel to, execute, deliver, file and record any and all agreements, instruments, certificates or other documents and take such other actions as may be reasonably necessary or desirable to consummate or implement expeditiously the transactions contemplated by this Agreement. Without limiting any other right or remedy of Buyer, at and from time to time following the Closing, Seller shall, and shall cause its Affiliates, directors, officers, employees, agents, representatives and other personnel, to, in the case of Permits and Purchased Contracts included in the Acquired Assets (a) which cannot be transferred or assigned effectively without the consents of other Persons which consents have not been obtained prior to the Closing, cooperate with Buyer at its request in endeavoring to obtain such consents promptly, and if any such consent is not obtained, use their commercially reasonable efforts to secure to Buyer the benefits thereof in some other manner reasonably acceptable to Buyer or (b) which are otherwise not transferable or assignable, use their commercially reasonable efforts jointly with Buyer to secure to Buyer the benefits thereof in some other manner reasonably acceptable to Buyer.

            7.10 Funding. Buyer hereby agrees to use its diligent efforts to raise at least $750,000 of new equity funding within forty-five (45) days after the Closing; and Buyer hereby agrees to dedicate, restrict and use at least $750,000 of its existing funds or new funds to fund the research development and business operations for the Acquired Assets.

                                  ARTICLE VIII

                                   CONDITIONS

            8.1 Conditions to Each Party's Obligations to Effect the Transactions Contemplated Hereby. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                  (a) No temporary restraining order, preliminary or permanent injunction or other order or decree by any court of competent jurisdiction which prevents the consummation of the transactions contemplated hereby or imposes material conditions with respect thereto shall have been issued and remain in effect (each party agreeing to use its reasonable efforts to have any such injunction, order or decree lifted).

                  (b) No action shall have been taken, and no statute, rule or regulation shall have been enacted, by any state or Federal government or governmental agency which would prevent the consummation of the transactions contemplated by this Agreement or impose material conditions with respect thereto.

                  (c) All consents and approvals of governmental entities legally required for the consummation of the transactions contemplated by this Agreement shall have been obtained and be in effect at the Closing Date, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect or materially impair the ability of any party to this Agreement to consummate the transactions contemplated by this Agreement.

                  (d) Each party shall have conducted a due diligence investigation and review of such factual, legal, accounting, environmental, health and safety, structural, tax and other due diligence that such party deems relevant, in such party's sole and absolute discretion, for the consummation of the transactions contemplated hereby, and the results of such investigation and review shall be satisfactory to such party in its sole and absolute discretion.

            8.2 Conditions to Obligations of Seller to Effect the Transactions Contemplated Hereby. The obligations of Seller to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions, any of which may be waived by Seller in its sole discretion:

                  (a) Buyer shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the representations and warranties of Buyer contained in this Agreement shall be true and correct on and as of the Signing Date and the Closing Date, except to the extent that any such representation or warranty expressly relates to another date (in which case, as of such date) and Seller shall have received a certificate signed on behalf of Buyer by an executive officer of Buyer, to such effect;

                  (b) Seller shall have received a stock certificate registered in Seller's name representing the Shares;

                  (c) Seller shall have received the Assignment and Assumption Agreement, duly executed by Buyer;

                  (d) Seller shall have received the Registration Rights Agreement, duly executed by Buyer;

                  (e) Seller shall have received the Lease Assignment, duly executed by Buyer;


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

                  (f) Susan Burgess and Buyer shall have entered into the Burgess Employment Agreement;

                  (g) Buyer shall have issued and delivered the Buyer Options and the Buyer Warrants as specified on Schedule 7.2 and Schedule 7.3A and Item 3 of Schedule 7.3C;

                  (h) Buyer shall have made offers of employment to the employees listed on Schedule 6.9(a);

                  (i) Seller shall have received approval from more than 50% of Seller's outstanding shares for the sale of assets specified in this Agreement; and

                  (j) Seller shall have received all such other documents and instruments as Seller may reasonably request or as may be otherwise necessary or desirable to evidence and effect the assumption by Buyer of the Assumed Liabilities, duly executed by Buyer.

            8.3 Conditions to Obligations of Buyer to Effect the Transactions Contemplated Hereby. The obligations of Buyer to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions, any of which may be waived by Buyer in its sole discretion:

                  (a) Seller shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the representations and warranties of Seller contained in this Agreement shall be true and correct in on and as of the Closing Date, except to the extent that any such representation or warranty expressly relates to another date (in which case, as of such date) and Buyer shall have received an Officer's Certificate signed on behalf of Seller by an executive officer of Seller, to such effect;

                  (b) The consent or approval of each third party whose consent or approval shall be required in connection with the transactions contemplated hereby under any Purchased Contract included in the Acquired Assets shall have been obtained;

                  (c) Buyer shall have received the Bill of Sale duly executed and delivered by Seller;

                  (d) Buyer shall have received the Assignment and Assumption Agreement, duly executed by Seller;

                  (e) Buyer shall have received the Secretary's Certificate, duly executed by the secretary of Seller;

                  (f) Buyer shall have received the Registration Rights Agreement, duly executed by Seller;

                  (g) Seller shall have received approval from more than 50% of Seller's outstanding shares for the sale of assets specified in this Agreement;

                  (h) Susan Burgess and Buyer shall have entered into the Burgess Employment Agreement;

                  (i) Each person listed on Schedule 6.9(a) shall have accepted an offer of employment from Buyer;

                  (j) Seller shall have obtained all Required Consents;

                  (k) Buyer shall have received an Investor Questionnaire, duly executed by each stockholder of Seller;

                  (l) Seller shall have caused the issuance or transfer of the Permits of Seller to Buyer in form and substance the same as the Permits which were held by Seller, and Seller shall have given and made all required notices and reports to the appropriate governmental bodies and Persons with respect to the Permits that may be necessary for the sale and purchase of the Business and the ownership, operation and use of the Acquired Assets by Buyer after the Closing Date;

                  (m) Buyer shall have received the audited Financial
Statements;

                  (n) Buyer shall have received the Lease Assignment, duly executed by Seller;

                  (o) Each of the Seller Warrant Holders identified on Schedule 7.3B and in Items 1 and 2 of Schedule 7.3C shall have exercised his or her warrants to purchase shares of Seller Common Stock and shall have converted the notes identified on Schedule 7.3B into shares of Seller Common Stock.

                  (p) Seller shall have delivered estoppel certificates, in form satisfactory to Buyer and its counsel, from the lessor, and any sublessor, with respect to each Lease, to the extent required under the Leases; and

                  (q) Buyer shall have received all such other bills of sale, assignments and other instruments of assignment, transfer or conveyance as Buyer may reasonably request or as may be otherwise necessary or desirable to evidence and effect the sale, transfer, assignment, conveyance and delivery of the Acquired Assets to Buyer and to put Buyer in actual possession or control of the Acquired Assets, duly executed by Seller.

                                   ARTICLE IX

                               GENERAL PROVISIONS

            9.1 Notices. All notices, consents and other communications given or made pursuant to this Agreement shall be in writing and shall be (i) sent by registered or certified mail, return receipt requested, (ii) hand delivered or
(iii) sent by prepaid overnight carrier, with a record of receipt, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

            (a)   if to Buyer:

                     SIGA Technologies, Inc.
                     420 Lexington Avenue, Suite 620
                     New York, New York 10170
                     Telecopier No.: (212) 697-3130
                     Telephone No.:  (212) 672-9100
                     Attention: Thomas Konatich


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

                  with a copy to:

                     Kramer Levin Naftalis & Frankel LLP
                     919 Third Avenue
                     New York, New York 10022
                     Telecopier No.: (212) 715-8000
                     Telephone No.:  (212) 715-9100
                     Attention: James A. Grayer, Esq.

            (b)   if to Seller:

                     Plexus Vaccine Inc.
                     11770 Bernardo Plaza Court
                     Suite 370-B
                     San Diego, CA 92128
                     Telecopier No.: (858) 385-9086
                     Telephone No.:  (858) 385-9084
                     Attention: Susan Burgess

                  with a copy to:

                     Gray Cary Ware & Freidenrich
                     4365 Executive Drive, Suite 1100
                     San Diego, CA 92121-2133
                     Telecopier No.: (858) 677-1477
                     Telephone No.:  (858) 677-1426
                     Attention: Knox Bell, Esq.

Each notice or communication shall be deemed to have been given on the date received.

            9.2 Construction. Unless the context clearly indicates otherwise, words denoting the male, female or neuter gender shall include all genders, and words denoting the singular shall include the plural and vice versa. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            9.3 Entire Agreement. This Agreement together with the Related Documents constitutes the entire agreement between the parties and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

            9.4 Binding Effects. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives, executors and permitted assigns and is not intended to confer upon any other Person (including, without limitation, any directors, officers, partners, members, principals, managers, employees, independent contractors, consultants, agents, representatives or other personnel of Seller), any rights or remedies hereunder,

            9.5 Governing Law; Jurisdiction; Venue. This Agreement shall be governed, including, without limitation, as to validity, interpretation and effect, by the internal Laws of the State of New York, without regard to the principles of conflicts of laws. Each of the parties hereto irrevocably submits to the jurisdiction of any California or New York state or federal court in respect of any suit or proceeding related to or arising out of this Agreement. Each party hereto also hereby irrevocably waives any objection to the laying of the venue of any such suit or proceeding in any such court and further waives any claim that any such suit or proceeding brought in any such court has been brought in an inconvenient forum. In addition to any other form of service of process authorized by law, service of process in any suit or proceeding hereunder shall be sufficient if mailed to each party hereto at the address specified in Section 9.1, and such service shall constitute "personal service" for purposes of such suit or proceeding.

            9.6 Ambiguity. Each party hereto acknowledges that it has been advised and represented by counsel in the negotiation, execution and delivery of this Agreement and accordingly agrees that if an ambiguity exists with respect to any provision of this Agreement, such provision shall not be construed against the party because such party or its representatives drafted such provision.

            9.7 Rights and Remedies. The rights and remedies provided for in this Agreement are not exclusive, but are in addition to all other rights and remedies at law, in equity or otherwise.

            9.8 Counterparts; Facsimiles. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute a single agreement. A party may transmit its signed copies of this Agreement and the Related Documents by facsimile, and such transmission shall be valid delivery of the signed Agreement and Related Documents, respectively.

            9.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of Buyer, on the one hand, and Seller, on the other, except, in the case of Buyer, (i) to an Affiliate or an entity that succeeds to all or a substantial part of the Acquired Assets or one or more of its subsidiaries, and (ii) after the Closing, to a purchaser of substantially all of the Business or the Acquired Assets. No party shall be relieved of any liability arising hereunder in respect of any assignment pursuant to this Section, unless such assignor has received a written release expressly excepting such assignor from any liability that may arise hereunder. Seller may transfer and assign the Shares and the Registration Rights Agreement to Seller's stockholders in connection with its liquidation and dissolution pursuant to
Section 6.2.

            9.10 Waiver; Amendment. No waiver of any term, condition or obligation of this Agreement shall be valid unless in writing and signed by the waiving party. No failure or delay by any party hereto at any time to require the other parties hereto to perform strictly in accordance with the terms hereof shall preclude any party from requiring performance by the other parties hereto at any later time. No waiver of any one or several of the terms, conditions or obligations of this Agreement, and no partial waiver thereof, shall be construed as a waiver of any of the other terms, conditions or obligations of this Agreement. This Agreement may not be amended, changed or modified in any fashion except by written instrument signed by Buyer and Seller.

            9.11 Fees and Expenses. All fees, costs and expenses incurred in connection with the preparation, negotiation, execution, delivery or performance of this Agreement, the Related Documents and the transactions contemplated hereby or thereby shall be the responsibility of and paid by the party incurring such fees, costs or expenses, except for expenses set forth on Schedule 1.7(iii), which are assumed by Buyer pursuant to this Agreement. Further, all fees and charges of PricewaterhouseCoopers LLP incurred in connection with this Agreement shall be paid by Buyer. Seller shall bear and pay all U.S. Federal, state and local Taxes that arise out of or as a result of the consummation of this Agreement or the transactions contemplated hereby, except for sales tax (if any) which is to be paid by Buyer pursuant to Section 7.4. In addition, Seller agrees to indemnify and hold Buyer harmless from and against any and all Losses incurred or suffered by Buyer as a result of any failure by Seller to comply with any "bulk sales," "bulk transfer" or similar Laws.

            9.12 Public Announcements. No public announcement or similar publicity with respect to this Agreement, the Related Documents or the transactions contemplated hereby or thereby will be issued by any Person including, without limitation, any party hereto, without the prior written consent of Buyer; provided, however, that Buyer and Seller shall each be permitted, upon prior notice to the other party, to make such disclosures to the public or governmental authorities as their respective counsel shall deem necessary to maintain compliance with, or to prevent violation of, applicable Laws.

            9.13 Severability. If any provision of this Agreement, including, without limitation, Article VII or any part thereof, or the application of any such provision to any Person or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such Person or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law. If any provision of this Agreement, including, without limitation, Article VII, or any part thereof, is held to be invalid or unenforceable because of the scope or duration of or the area covered by such provision, the parties hereto agree that the court making such determination shall reduce the scope, duration and/or area of such provision (and shall substitute appropriate provisions for any such invalid or unenforceable provisions) in order to make such provision enforceable to the fullest extent permitted by law and/or shall delete specific words and phrases, and such modified provision shall then be enforceable and shall be enforced.

            9.14 Waiver of Right to Trial by Jury. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT,


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

ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY RELATED DOCUMENT.

            IN WITNESS WHEREOF, each party hereto has duly executed this Agreement as of the date first above written.

                                        PLEXUS VACCINES INC.

                                        By: /s/ Susan K. Burgess
                                            ------------------------------------
                                            Name:  Susan K. Burgess
                                            Title: President and Chief Executive
                                                   Officer


                                        SIGA TECHNOLOGIES, INC.

                                        By: /s/ Thomas N. Konatich
                                            ------------------------------------
                                            Name:  Thomas N. Konatich
                                            Title: Acting Chief Executive
                                                   Officer and Chief Financial
                                                   Officer


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